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                                                                    EXHIBIT 23.1
                                                                    ------------


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form SB-2 (File No. 333-99599) of our report dated October 11, 2002, on our audits of the consolidated financial statements of GWIN, Inc. (formerly Global Sports & Entertainment, Inc.), as of July 31, 2002 and December 31, 2001 and for the seven-month period ended July 31, 2002 and each of the two years in the period ended December 31, 2001, which contain an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the captions "Experts".


                                          /s/ MOORE STEPHENS, P.C.
                                          Certified Public Accountants

Cranford, New Jersey
January 31, 2003


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